Exhibit 10.10

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between NightHawk Radiology Holdings, Inc., (the “Company”), a Delaware corporation and William Bradley, M.D. (“Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall devote at least 100 hours per year to performance of the Services.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall issue to Consultant shares of Common Stock of the Company pursuant to and in accordance with that certain Restricted Stock Agreement dated as of the date hereof between the Company and Consultant.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses except as expressly specified in Exhibit B without the prior consent of the Company’s President, which consent shall be evidenced in writing for any expenses in excess of $1,000.00. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the date hereof and terminating on the tenth anniversary of the date hereof, provided, however, either party may terminate the consulting relationship established hereby on thirty (30) days prior written notice to the other party.

Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant’s obligations under the Confidentiality Agreement between the Company and Consultant referenced below in Section 8, the Company may terminate this Agreement immediately.

5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services.

(b) No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable taxes related to all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

6. Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s President. Consultant will be required to report to the President concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the President.

7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment or consulting relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8. Confidentiality Agreement. Consultant shall sign, or has signed, a Proprietary Information and Invention Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”), on or before June     , 2004.

9. Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Kootnai County, Idaho, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Idaho law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ PAUL E. BERGER, M.D.
Paul E. Berger, M.D.,
President and Chief Executive Officer

Address: 250 Northwest Blvd. #202 Coeur d’Alene ID 83814

Date: June 9, 2004

By:	/s/ WILLIAM BRADLEY, M.D.
William Bradley, M.D.

Address: 5931 Citadel Circle La Jolla, CA 92037

Date: May 28, 2005

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

1.	Name of Consultant: William G. Bradley, M.D.

2.	Address of Consultant for Notice: 5931 Citadel Circle, La Jolla, CA 92037

3.	Term of Consulting Period:

4.	Duties of Consultant:

Description of Services

1.	Assist in the coordination and management of the Company’s relationships with academic institutions and professional associations.

4.	Number of Hours of Consulting to be Performed Per Year: 100

Initialed By:

CONSULTANT:	WB
NIGHTHAWK:	PB

EXHIBIT B

EXPENSES

☐	Consultant is authorized to incur the following expenses:

☒_____________________________________________________________________________________________________

_______________________________________________________________________________________________________

☐	Other:

☒_____________________________________________________________________________________________________

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

Initialed By:

CONSULTANT:	WB
NIGHTHAWK:	PB

EXHIBIT C

FORM OF PROPRIETARY INFORMATION AND INVENTION AGREEMENT

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for my being retained as a consultant, and for any cash and equity compensation for my services, I hereby agree as follows:

1. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the period of my consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment, consulting relationship or other activities detrimental to the best interests of the Company without the prior written consent of the Company.

2. Confidentiality Obligation. I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may acquire in such Proprietary Information. I will hold in confidence and not directly or indirectly use or disclose, both during my consulting relationship with the Company and after its termination (irrespective of the reason for such termination), any Proprietary Information or Protected Health Information (as defined below) I obtain or create during the period of my consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information or Protected Health Information, as the case may be, becomes generally known. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information or Protected Health Information, as the case may be, in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3. Ownership of Physical Property. All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my consulting relationship shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of any materials evidencing shares of the Company’s capital stock issued to me; (ii) my copy of this Agreement and (iii) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at the Company (my “Personal Documents”). Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4. Assignment of Inventions.

(a) Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). All Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b) I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete and accurate. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my consultancy with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

5. Further Assistance; Power of Attorney. I agree to perform, during and after my consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

6. Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7. Proprietary Information; Protected Health Information.

(a) As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

(b) As used in this Agreement, the term “Protected Health Information” means patient information created or received by a third-party medical institution with which the Company has a relationship that relates to the past, present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of healthcare to an individual, including, but not limited to, name, address, date of birth, admission, discharge or death information, telephone and facsimile numbers, email addresses, social security number, medical record number, health plan beneficiary number, account numbers, certificate/license numbers, vehicle identifiers and serial numbers, device identifiers and serial numbers, URL and IP addresses and biometric identifiers, including finger and voice prints, full face photographic and other comparable images, and any other unique identifying number, characteristic or code.

8. Solicitation of Employees, Consultants and Other Parties. I will during the term of my consulting relationship with the Company, and for a period of one (1) year following the termination of my relationship with the Company for any reason, I shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity. For a period of one (1) year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9. Noncompetition. During the term of my consulting relationship with the Company and for one (1) year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly engage in the provision of any services or the offering of any products that are competitive with products or services (a) being commercially developed or exploited by the Company during my consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

10. No Conflicts. I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11. No Interference. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12. Effects of Agreement. This Agreement (a) shall survive for a period of five (5) years beyond the termination of my consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13. At-Will Relationship. I understand and acknowledge that consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14. Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15. Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the President of the Company. This Agreement shall be governed by the laws of the State of Idaho applicable to contracts entered into and performed entirely within the State of Idaho, without giving effect to principles of conflict of laws. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16. Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.		WILLIAM BRADLEY, M.D.:

By:	/s/ PAUL E. BERGER, M.D.	/s/ WILLIAM BRADLEY, M.D.
Title:	President and Chief Executive Officer	William Bradley, M.D.

Dated:	June 9, 2004.	Dated:	May 28, 2004.

Exhibit A

NightHawk Radiology Holdings, Inc.

250 Northwest Blvd, Suite 202

Coeur d’Alene, ID 83814

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company. I represent that such list is complete.

2. I propose to bring to my employment or consultancy the following materials and documents of a former employer:

☒	No materials or documents.

☐	See below:

By:	/s/ WILLIAM G. BRADLEY, M.D.
WILLIAM G. BRADLEY, M.D.